UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 1, 2005

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation or Organization)	File Number)	Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

     In a Current Report on Form 8-K filed on October 12, 2004, Pennsylvania Real Estate Investment Trust (the “Company”) disclosed that on October 8, 2004, it had entered into a Contribution Agreement with Cumberland Mall Management, Inc., Pan American Associates, and Cumberland Mall Investment Associates to purchase 100% of the partnership interests in Cumberland Mall Associates, a New Jersey limited partnership that owns the Cumberland Mall in Vineland, New Jersey. On February 1, 2005, the Company completed this purchase and the purchase of a vacant 1.7 acre parcel adjacent to the mall.

     The total price paid for the mall and the adjacent undeveloped parcel was approximately $59.5 million, including the assumption of $47.7 million in mortgage debt. The first mortgage is with Wachovia Bank and is for $43.9 million. It has an interest rate of 6.5% and a maturity date of December 2012. The second mortgage is with SunTrust Bank and is for $3.8 million. It has an interest rate of 5.0% and a maturity date of February 2014. The Company paid the $0.9 million purchase price of the adjacent parcel in cash. After certain closing adjustments, the remaining portion of the purchase price for the mall was approximately $11.0 million, which was paid using units issued by the Company’s operating partnership that were valued based on the average of the closing price of the Company’s common shares on the ten consecutive trading days immediately before the closing date of the transaction.

     Ronald Rubin, a trustee and the chairman and chief executive officer of the Company, and George F. Rubin, a trustee and a vice chairman of the Company, controlled and had substantial ownership interests in Cumberland Mall Associates and the entity that owned the adjacent undeveloped parcel. Accordingly, a committee of non-management trustees evaluated the transactions on behalf of the Company. The committee obtained an independent appraisal and found the purchase price to be fair to the Company. The committee also approved the reduction of the fee paid by Cumberland Mall Associates to PREIT-Rubin, Inc. under the existing management agreement upon the sale of the mall from 3% of the purchase price to 1% of the purchase price. The Company’s Board of Trustees also approved the transaction.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: February 4, 2005	By:	/s/ Jonathan B. Weller

Jonathan B. Weller
Vice Chairman